As filed with the Securities and Exchange Commission on December 12, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0127701 (I.R.S. Employer Identification No.)

10943 North Sam Houston Parkway West
Houston, Texas 77064
(281) 897-7788
(Address of registrant’s principal executive offices)

NCI 401(K) PROFIT SHARING PLAN

(Full title of plan)

Robert J. Medlock Executive Vice President and Chief Financial Officer NCI Building Systems, Inc. 10943 North Sam Houston Parkway West Houston, Texas 77064 (281) 897-7788	Copy to:	John K. Sterling, Esq. Gardere Wynne Sewell LLP 1601 Elm Street Suite 3000 Dallas, Texas 75201 (214) 999-4925
(Name and address, including zip code, and telephone number, including area code, of registrant’s agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class		Proposed maximum	Proposed maximum
of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered (1)(2)	share (3)	price (3)	registration fee (3)

Common Stock, $.01 par value	1,000,000 shares	$24.15	$24,150,000	$1,953.74

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, the registration statement also covers (i) an indeterminate amount of plan interests to be offered or sold pursuant to NCI 401(k) Profit Sharing Plan (the “Plan”) described herein and (ii) an indeterminate number of shares as may be required to cover possible adjustments under the Plan by reason of any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Registrant.

(2)	The shares of Common Stock, $.01 par value (“Common Stock”), of the Registrant being registered hereby consist of shares to be acquired by the Trustee pursuant to the Plan for the accounts of participants.

(3)	Calculated pursuant to Rule 457(h), based on the average of the high and low prices for the Common Stock on December 10, 2003, as quoted on the New York Stock Exchange.

Shares of Common Stock of the Registrant for issuance under the Plan have been heretofore registered under Registration Statements on Form S-8 Nos. 33-52078 and 333-14957 of the Registrant. These shares of Common Stock and the Plan are described in the Section 10(a) prospectus for this registration statement in accordance with Rule 429 of the General Rules and Regulations under the Securities Act of 1933, as amended.

PART I

Item 1. Plan Information *

Item 2. Registrant Information and Employee Plan Annual Information *

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

          The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement.

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended November 2, 2002;

(2) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 1, 2003;

(3) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 3, 2003;

(4) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended August 2, 2003;

(5) The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2002;

(6) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on July 20, 1998; and

(7) The description of the Registrant’s preferred stock purchase rights contained in the Registrant’s Registration Statement on Form 8-A as filed in the Securities and Exchange Commission on July 20, 1998.

          In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Experts

          The consolidated financial statements of NCI Building Systems, Inc. appearing in NCI Building Systems, Inc.’s Annual Report (Form 10-K) for the year ended November 2, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Item 4. Description of Securities.

          Not Applicable.

Item 5. Interests of Named Experts and Counsel.

          Gardere Wynne Sewell LLP, Dallas, Texas, counsel for the Registrant, has rendered an opinion as to the legality of the securities being registered hereby. John K. Sterling, a partner of Gardere Wynne Sewell LLP, beneficially owns 16,250 shares of Common Stock of the Registrant.

Item 6. Indemnification of Directors and Officers.

          Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may, under certain circumstances, indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with certain civil suits or actions. In addition, Section 145 permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

          Article VI of the Registrant’s By-laws require the Registrant to indemnify its officers and directors and certain other employees and agents against expenses incurred by them in defending or settling any actions or proceedings in which they are made parties because they are or were the Registrant’s directors, officers, employees or agents. The Registrant’s Restated Certificate of Incorporation also provides that no director shall be personally liable to the Registrant or its stockholders for any act or omission in such director’s capacity as a director.

          The Registrant has entered into written indemnification agreements with its directors and certain of its officers. Under these agreements, if an officer or director makes a claim of indemnification to the registrant, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination, within 45 days of the Registrant’s receipt of such claim, whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) the Company to indemnify the officer or director.

Item 7. Exemption from Registration Claimed.

          Not Applicable.

Item 8. Exhibits.

* 4.1	NCI 401(k) Profit Sharing Plan, as restated on January 1, 2001 (the “Plan”)

* 4.2	Amendment No. 1 to the Plan, dated March 7, 2002

* 4.3	Amendment No. 2 to the Plan, dated May 21, 2003

* 4.4	Amendment No. 3 to the Plan, dated June 30, 2003

*4.5	Amendment No. 4 to the Plan, dated December 3, 2003

* 5.1	Opinion of Gardere Wynne Sewell LLP

* 23.1	Consent of Independent Auditors

23.2	Consent of Gardere Wynne Sewell LLP (included as part of Exhibit 5)

24.1	Power of Attorney (set forth on the signature pages of the registration statement)

*	filed herewith

          The undersigned Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9. Undertakings.

          The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 12th day of December, 2003.

NCI BUILDING SYSTEMS, INC. (Registrant)

By:	/s/ A.R. Ginn

A.R. Ginn, Chairman of the Board, President and
Chief Executive Officer

          Each person whose signature appears below hereby constitutes and appoints Johnie Schulte and Robert J. Medlock and each of them (with full power in each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission and the securities regulatory authorities of the several states registration statements, any amendment or post-effective amendments or any and all other documents in connection therewith, in connection with the registration under the Securities Act of 1933, as amended, or the registration or qualification under any applicable state securities laws or regulations, of interests in the Plan and shares of Common Stock issuable pursuant to such Plan, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below in the City of Houston, State of Texas on the 12th day of December, 2003.

Name	Title

/s/ A.R. Ginn A.R. Ginn	Chairman of the Board, President, Chief Executive Officer and Director (principal executive officer)

/s/ Robert J. Medlock Robert J. Medlock	Executive Vice President, and Chief Financial Officer (principal financial and accounting officer)

/s/ William D. Breedlove William D. Breedlove	Director

/s/ Norman C. Chambers Norman C. Chambers	Director

/s/ Gary L. Forbes Gary L. Forbes	Director

Name	Title

/s/ Max L. Lukens Max L. Lukens	Director

/s/ George Martinez George Martinez	Director

/s/ Johnie Schulte Johnie Schulte	Director

/s/ W.B. Pieper W.B. Pieper	Director

          The Plan. Pursuant to the requirements of the Securities Act of 1933, the Administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 12th day of December, 2003.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Robert J. Medlock

Its:	Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

* 4.1	NCI 401(k) Profit Sharing Plan, as restated on January 1, 2001 (the “Plan”)

* 4.2	Amendment No. 1 to the Plan, dated March 7, 2002

* 4.3	Amendment No. 2 to the Plan, dated May 21, 2003

* 4.4	Amendment No. 3 to the Plan, dated June 30, 2003

* 4.5	Amendment No. 4 to the Plan, dated December 3, 2003

* 5.1	Opinion of Gardere Wynne Sewell LLP

* 23.1	Consent of Independent Auditors

23.2	Consent of Gardere Wynne Sewell LLP (included as part of Exhibit 5)

24.1	Power of Attorney (set forth on the signature pages of the registration statement)

*	filed herewith